Exhibit 99.1

NeoPharm, Inc. Announces First Quarter 2008 Financial Results

LAKE BLUFF, Ill.--(BUSINESS WIRE)--NeoPharm, Inc. (NASDAQ:NEOL), today announced its first quarter 2008 financial results.

For the first quarter ended March 31, 2008, NeoPharm reported a net loss of $1.5 million, or ($0.05) per basic and diluted share, as compared to a net loss of $5.5 million, or ($0.19) per share, for the same period last year, which represents a $4.0 million, or 73%, reduction. The decrease in the Company’s net loss is primarily attributed to cost-savings initiatives, now largely completed, that targeted all areas of the Company that are not directly related to its focus on optimizing NeoPharm’s drug development activities.

During the first quarter, the Company allocated $1.8 million in cash to its operations versus $2.1 million in the fourth quarter of 2007, excluding non-recurring fourth quarter payments of a deposit on its new office lease and of previous trial obligations. This quarter over quarter sequential decrease of 14% in NeoPharm’s cash usage is consistent with reduced costs and lower spending in all areas of the Company. NeoPharm anticipates future cash consumption levels to increase consistent with the ramp up and progression of its clinical trials, as well as for final payments related to previous drug product candidates’ trial obligations. Despite these anticipated disbursements, with $18.2 million in cash and other investments at the end of the first quarter, the Company reaffirmed its estimate that it has adequate resources to fund its operations through most of 2009.

“After better than a year at NeoPharm, I believe more than ever in the inherent value of our pipeline, as well as the technologies the Company has developed to date,” commented Laurence Birch, President and Chief Executive Officer of NeoPharm. “My top priority has been to further drive value for our shareholders by progressing our drug product candidates. To that end, we have already made great strides in this effort with the announcement of our enrollment of the first patients in the Phase II clinical trial for LEP-ETU. Additionally, we are working diligently to initiate our Phase I clinical trial for LE-DT and are continuing our examination of a potential confirmatory Phase III trial for Cintredekin Besudotox, IL 13-PE38QQR, for the treatment of Recurrent Glioblastoma Multiforme. We are encouraged by what lies ahead, and believe NeoPharm is well-positioned to capitalize on the opportunities within its drug candidate portfolio.”

Drug Candidate Pipeline Update

Cintredekin Besudotox, IL13-PE38QQR

As previously announced, NeoPharm has made further progress in its evaluation of a potential Phase III confirmatory trial for Cintredekin Besudotox, for the treatment of Recurrent Glioblastoma Multiforme, or GBM.

The Company believes it has the resources necessary to complete the initial confirmatory trial and complete a preliminary analysis and evaluation of drug activity.

If the confirmatory trial was undertaken, and satisfactory results were then obtained, the Company would require additional resources to expand the Phase III trial to satisfy the requirements for submission of a possible biologic license application, or BLA, which is necessary to obtain approval from the FDA.

LEP-ETU, Liposomal Encapsulated Paclitaxel

NeoPharm announced on March 31, 2008, that it has enrolled its first patients in its multi-center open-label, Phase II clinical trial of Liposomal Paclitaxel, LEP-ETU.

The Phase II open-label, multicenter outpatient study is designed to evaluate the anti-tumor effect and safety/tolerability of LEP-ETU in metastatic breast cancer. The study will target enrolling 35 patients with histologically or cytologically confirmed diagnosis of invasive adenocarcinoma originating in the breast. The primary objective of this Phase II trial will be to assess the Overall Response Rate of patients with metastatic breast cancer after treatment with a dose of 275 mg/m2 LEP-ETU administered over 90 minutes, with secondary objectives to evaluate the Progression-Free Survival (PFS) of patients treated with LEP-ETU and the safety of LEP-ETU, in particular peripheral neuropathy.

LE-DT, Liposomal Encapsulated Taxotere®

NeoPharm currently expects to be able to commence enrollment in its Phase I clinical trial for LE-DT, a novel, proprietary liposomal delivery system of docetaxel, the active ingredient of Taxotere®, for the treatment of patients with metastatic solid cancer within the next month.

This open label, dose escalation, Phase I study is designed to determine the maximum tolerated dose (MTD) of LE-DT in patients with metastatic solid cancer who have failed conventional therapy. Up to five dose levels will be studied at up to three investigational sites. The starting dose is based on available information on Taxotere®, as well as the tolerability of LE-DT in preclinical safety studies. NeoPharm anticipates the enrollment of 25 to 30 patients. The secondary objectives of this study will be to evaluate the pharmokinetics of docetaxel following intravenous administration of LE-DT.

Other Projected 2008 Milestone Events

--	LE-rafAON - designed and being developed to inhibit activated c-raf-1 gene, which has been associated with radiation and chemotherapy resistance, c-raf gene-specific antisense

-- IND submission currently anticipated in mid-2008

--	IL13-PE38QQR, or Cintredekin Besudotox, for the treatment of Idiopathic Pulmonary Fibrosis

-- IND submission currently expected in late 2008

About NeoPharm, Inc.

NeoPharm, Inc., based in Lake Bluff, Illinois, is a publicly traded biopharmaceutical company dedicated to the research, development and commercialization of new and innovative cancer and other drugs for therapeutic applications. Additional information can be obtained by visiting NeoPharm’s web site at www.neopharm.com.

Forward Looking Statements - This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as "expects," "intends," "hopes," "anticipates," "believes," "could," "may," "evidences" and "estimates," and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include, but are not limited to, any statements relating to the Company’s strategic review of projects and operations, the Company's drug development programs, the initiation, progress and outcomes of clinical trials of the Company's drug product candidates including but not limited to the possibility of initiating a Phase III confirmatory trial for Cintredekin Besudotox and advancing, the other drug product candidates, projections regarding cash used in operations, financial projections, and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in financing, development, testing, regulatory approval, production, and marketing of the Company's drug compounds including, but not limited to, the Company's ability to fund and pursue additional testing of Cintredekin Besudotox and its NeoLipid drug product candidates, uncertainty regarding the outcomes of ongoing or potential clinical studies, the Company's financial guidance and projections, the Company's ability to evaluate the strategic alternatives available to the Company and to cut back on its funding of certain of its development projects in order to conserve its cash resources, the ability of the Company to procure additional future sources of financing, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug compounds, including, but not limited to, Cintredekin Besudotox and its NeoLipid drug product candidates, that could slow or prevent products coming to market, uncertainty regarding the Company's ability to market its drug products, including, but not limited to Cintredekin Besudotox and its NeoLipid drug product candidates, the uncertainty of patent protection for the Company's intellectual property or trade secrets, and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission. Such statements are based on management's current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release, and in the Company's most recent annual report on Form 10-K for the calendar year ended December 31, 2007, as the same may be subsequently updated by the Company in its quarterly reports on Form 10-Q. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.

NEOPHARM, INC.
Condensed Consolidated Statements of Operations
Three Months Ended March 31, 2008 and March 31, 2007

	Three Months Ended
	(Unaudited)
	March 31, 2008	March 31, 2007

Total revenue	$-	$-

Expenses:
Research and development	823,000	3,007,000
Selling, general, and administrative	1,269,000	2,861,000
Facility consolidation costs	(75,000)	-
Gain on sale of equipment	(208,000)	-
Total Expenses	1,809,000	5,868,000
Loss from operations	(1,809,000)	(5,868,000)
Interest income	296,000	415,000
Net loss	$(1,513,000)	$(5,453,000)
Net loss per share - basic and diluted	$(0.05)	$(0.19)
Weighted average shares outstanding - basic and diluted	28,488,579	28,080,478

Selected Balance Sheet data
	March 31, 2008	December 31, 2007
	(unaudited)

Cash and available for sale securities	18,158,000	20,781,000
Total assets	19,519,000	22,252,000
Total current liabilities	3,242,000	3,925,000
Accumulated deficit	(273,747,000)	(272,234,000)
Total stockholders' equity	16,212,000	18,253,000

CONTACT:
NeoPharm, Inc.
Laurence P. Birch
President & CEO
847-887-0800
lbirch@neopharm.com